Exhibit 99.1

Contact: Pam Scott

Red Lion Hotels Corporation

509-777-6393 (d)

509-570-4610 (c)

Pam.Scott@redlion.com

www.RedLion.com

Red Lion Hotels Provides Update Regarding Strategic Alternatives Review Process

SPOKANE, Wash., September 11, 2012 – Red Lion Hotels Corporation (NYSE: RLH) today provided an update on its review of strategic alternatives.

As previously announced in March 2012, the board of directors of Red Lion Hotels retained BofA Merrill Lynch as its financial advisor in connection with its exploration of strategic alternatives, including, among others, a potential sale of the company or a strategic combination with a third party. The board formed a Strategic Alternatives Committee, comprised solely of independent directors, to oversee the process.

In the months since the process began, the company executed a comprehensive review process designed to look at all options or any offers to maximize value for shareholders. The company’s advisors contacted more than 75 potentially interested strategic industry and financial partners, including those which had expressed interest directly to the company or were referred to the company by shareholders. The company received a limited number of non-binding indications of interest, but did not ultimately receive any offers. After taking into account the recommendation of the Strategic Alternatives Committee, the board has suspended the formal strategic alternatives process.

“The board of directors of Red Lion Hotels is committed to pursuing all opportunities to maximize value for our shareholders and initiated the strategic alternatives process to achieve that objective,” said Jon E. Eliassen, President and Chief Executive Officer of Red Lion Hotels Corporation. “Led by the board’s Strategic Alternatives Committee and with the assistance of outside financial advisors, the company undertook a comprehensive review and considered a wide range of alternatives, including a potential sale of the company.”

Eliassen continued, “Although the company did not receive any offers, the board remains open to considering all opportunities to maximize value for shareholders. The company’s present focus is on executing its current business plan. This includes the sale of non-core assets and reduction of debt.” The company has recently announced progress on this initiative including:

•	The sale of two non-core assets to improve the maturity profile of the company’s outstanding debt, including:

•	Sacramento Arden Village property for $9 million.

•	Helena, Montana property for $5.6 million.

•	The announcement of a definitive agreement to sell the company’s non-core Denver Southeast hotel for $13 million.

Eliassen concluded, “We are also marketing several other non-core assets and we are in discussions with a number of current property owners to potentially franchise additional hotels. We remain committed to executing our current business plan and considering all strategies to maximize shareholder value. We are confident that we are taking the right steps to further strengthen the company’s balance sheet.”

Upcoming Changes to Red Lion Hotels Board of Directors

The company also announced today that its chairman of the board, Donald K. Barbieri, will retire at the end of 2012. In addition Richard L. Barbieri has also decided to retire from the board effective the earlier of December 31, 2012 or the date on which the board appoints his replacement. Donald Barbieri joined Red Lion Hotels Corporation in 1969 and was responsible for overseeing development activities for the hotel, entertainment and real estate areas. He was elected to serve on the company’s board of directors in 1978 and has held the role of chairman since 1996. Richard Barbieri served as legal counsel and Secretary to Red Lion Hotels from 1978 to 1994 and as full-time general counsel from 1994 to 2003. He joined the board of directors in 1978. The board of Red Lion Hotels intends to commence a thorough process led by its Nominating and Corporate Governance Committee to identify independent director candidates.

“I have had the privilege of serving Red Lion, a company I am truly passionate about, for almost 44 years,” said Donald Barbieri. “Red Lion has had a large impact on the communities we serve and I have taken great pride in serving my fellow shareholders, the companies’ associates and our customers. I remain committed to Red Lion’s success and will work closely with the management team and board of directors to ensure a smooth transition upon my retirement at the end of December.”

About Red Lion Hotels Corporation

Red Lion Hotels Corporation is a hospitality and leisure Company primarily engaged in the ownership, operation and franchising of midscale hotels under its Red Lion® brand. As of June 30, 2012, the RLH hotel network was comprised of 47 hotels located in nine states and one Canadian province, with 8,872 rooms and 443,587 square feet of meeting space. The Company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the Company’s website at www.redlion.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchises and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2011, and in other documents filed by the Company with the Securities and Exchange Commission.